Contacts:  IBM - Scott Brooks - 914-766-4495
           Sequent - Mike Fay - 212-317-5710


                    IBM and Sequent Announce Merger Agreement


Beaverton, Ore., July 12, 1999... IBM and Sequent Computer Systems today announced they have entered into a merger agreement. The merger brings together unique hardware and software technologies with global presence and partnerships, advancing IBM's thrust in UNIX and NT servers.

IBM will pay $18.00 in cash for each outstanding share of Sequent common stock. The transaction, when completed, is expected to have a total equity value of approximately $810 million.

IBM plans to begin selling Sequent's product line worldwide immediately following completion of the merger. IBM will integrate Sequent technologies into IBM products. Similarly, Sequent will benefit from IBM's technological, manufacturing and global sales prowess. These actions support IBM's strategy to deliver leadership solutions for e-businesses, emerging "NetGen" companies, and UNIX and NT customers, large and small.

Sequent is an acknowledged leader in systems based on NUMA (non-uniform memory access) architecture with a worldwide customer installed base. NUMA is advanced hardware and software that allows large numbers of processors to operate as a single system while maintaining the ease of programming and manageability of a small system. Sequent's systems use up to 64 Intel microprocessors (with plans to use 256) for a wide variety of e-business related applications, including data warehousing and business intelligence. Many of the world's largest Oracle databases and application environments run on Sequent's servers.

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"NUMA will be a defining technology for early 21st century UNIX and NT servers,"
said Robert M. Stephenson, IBM senior vice president and group executive, IBM Server Group. "Increasingly, customers want servers that can scale quickly to manage unpredictable workloads or spikes in online traffic. NUMA is an elegant solution combining industry leading scalability and excellent manageability. We're impressed by the people and technology at Sequent and look forward to working with them, their customers and their partners."

Today, many enterprises use both UNIX and NT servers, and this trend will increase over time. Sequent has innovative technology that helps UNIX and NT interoperate on a single system. Customers can choose to run UNIX applications on some processors within a system while running NT applications on other processors at the same time. The system can be managed from a single point, and data can be shared between the UNIX and NT applications.

In October of 1998, Sequent was a founding member of Project Monterey, an IBM-led initiative to create a high-volume, enterprise-ready, commercial UNIX operating system supporting both IBM and Intel architectures. SCO and Intel also were original members, and Project Monterey has since expanded to include many leading software vendors and systems manufacturers. This merger will enhance the development efforts of Project Monterey, which is poised to become the industry's leading commercial UNIX, providing economies-of-scale to customers, software vendors and systems manufacturers.

"Sequent will be able to extend its customer base by taking advantage of IBM's global presence and partnerships," said Casey Powell, chairman and CEO of Sequent. "With IBM, Sequent becomes part of the worldwide leader in server sales and enterprise computing and a major force in filling the fast-growing demand for commercial UNIX systems. Our progress with IBM on Project Monterey has been extraordinarily productive so we're confident we'll work well together. We look forward to joining IBM."

Sequent's systems complement IBM's scalable RS/6000 line of servers. IBM's

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RS/6000 UNIX systems range from scientific and commercial workstations to the world's most powerful supercomputers. In fact, the new RS/6000 S80 server (which will begin shipping in the third quarter) has set records for Internet, Java and clustering performance. Add to this Sequent's leading performance in online transaction processing and data warehousing, and the new, dual lineup is the runaway winner in competitive performance.

As a result of the merger:

1. IBM will market and sell Sequent's NUMA-Q 1000 and 2000 using IBM's worldwide sales force.
2. IBM will enable its business partner network to market and sell Sequent's current products.
3. The IBM and Sequent development teams will accelerate their work on Project Monterey.
4.   IBM's servers will incorporate Sequent's NUMA technology.
5.   IBM will provide middleware support for Sequent's current product line.

Sequent, headquartered in Beaverton, Oregon, has more than 2500 employees worldwide with 56 sales offices in North America, Europe and Asia and is the leader in Intel-based data center solutions. Founded in 1983, Sequent pioneered symmetric multiprocessor (SMP) and NUMA systems for commercial environments. In March of 1998, Sequent introduced the industry leading path to Windows NT in the data center with the introduction of the NUMACenter mixed UNIX and Windows NT environment. This solution allows customers to build their IT infrastructures leveraging the respective strengths of UNIX and Windows NT.

The completion of the merger is subject to Sequent stockholder and regulatory approvals.

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All trademarks are the property of their respective owners.

Information contained in this release with respect to the expected benefits of the proposed transaction is forward-looking. These statements represent our reasonable judgment with respect to future events are subject to risks and uncertainties that could cause actual events to differ materially. Such factors include, but are not limited to, material adverse changes in economic and competitive conditions in the markets served by the companies, material adverse changes in the financial condition of either or both companies and their respective customers, uncertainties concerning technological changes and future product performance, and substantial delay in the closing of the transaction.